NEWS for Immediate Release

The Manitowoc Company Completes Acquisition of Enodis plc

•	Integration of Manitowoc and Enodis foodservice businesses underway
•	Combined Foodservice segment annual revenues of nearly $2 billion, net of expected divestitures
•	Combined entity provides a full range of commercial kitchen equipment with more than 30 leading brands, factories in 9 countries, and more than 8,000 employees worldwide

MANITOWOC, Wis. – October 27, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) today announced the completion of its acquisition of Enodis plc, a global leader in the design and manufacture of innovative equipment for the commercial foodservice industry. The $2.7-billion acquisition will establish Manitowoc among the world’s top manufacturers of commercial foodservice equipment. Manitowoc also is one of the world’s leading producers of cranes and innovative lifting solutions for the global construction industry.

The successful integration of the Manitowoc and Enodis foodservice businesses will create a dynamic platform for global growth. With capabilities that span refrigeration, ice-making, cooking, food-prep, and beverage-dispensing technologies, Manitowoc will be able to equip entire commercial kitchens and serve the world’s growing demand for food prepared away from home.

“Given the experience that we gained in prior acquisitions, we will use a consistent approach in integrating Enodis and Manitowoc,” said Glen E. Tellock, president and chief executive officer. “Teams consisting of Manitowoc and Enodis leaders are jointly focused on creating profitable growth driven by an emphasis on new product development and process innovations.”

“We believe that our expanded product line and broad-based manufacturing capabilities will enable Manitowoc’s Foodservice segment to grow and succeed, even in a diverse global marketplace,” Tellock added. “Consistent with our expectations, we believe that the Enodis acquisition will be EPS accretive in 2009, while achieving $80 million of annual synergies and generating positive EVA by 2011.”

Due to currency hedges for the Enodis purchase price, Manitowoc’s third-quarter results will include the recognition of a loss of $198.4 million before taxes ($0.99 per diluted share). This hedging loss reflects accounting treatment of hedges for the purchase price of Enodis plc that was employed to remove the currency risk inherent in Manitowoc’s Great British Pound offer for Enodis. Manitowoc’s credit commitment required that 80 percent of the purchase price of Enodis be hedged by July 30, 2008. Given the significant reduction in the Great British Pound to U.S. dollar exchange rate that has since occurred, the accounting treatment for the hedges put in place take the form of a mark-to-market loss. This is a one-time, non-cash loss that effectively capped the U.S. dollar cost of Enodis at a more favorable exchange rate than was anticipated when we announced our bid for Enodis.  Additionally, the accounting treatment of this hedge will lower the initial amount of goodwill booked for the acquisition by $198.4 million as of September 30, 2008. The final disposition of this hedge position will be determined based upon the market exchange rate on the date the transaction is funded which is expected to be November 7, 2008.

Forward-looking Statements
This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,”“estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

-	unanticipated changes in revenues, margins, costs, and capital expenditures;
-	issues associated with new product introductions;
-	foreign currency fluctuations and their impact on hedges in place with Manitowoc;
-	increases in raw material prices;
-	unanticipated changes in consumer spending;
-	the risks associated with growth;
-	geographic factors and political and economic risks;
-	actions of competitors;
-	changes in economic or industry conditions generally or in the markets served by Manitowoc;
-	the state of financial and credit markets;
-	unanticipated changes in customer demands;
-	unanticipated issues associated with refresh/renovation plans by national restaurant accounts;
-	efficiencies and capacity utilization of facilities;
-	issues related to new facilities and expansion of existing facilities;
-	unexpected issues associated with the availability of local suppliers and skilled labor;
-	work stoppages, labor negotiations, and labor rates;
-	the ability of our customers to receive financing;
-	the ability to complete and appropriately and timely integrate the acquisition of Enodis;
-	the timing, price and other terms of the divestiture of Enodis' global ice business required by regulatory authorities;
-	compliance with the terms and conditions of the regulatory approvals obtained in connection with the acquisition of Enodis plc;
-	in connection with the acquisition of Enodis plc, anticipated earnings enhancements, estimated cost savings and other synergies and the anticipated timing to realize those savings and synergies, estimated costs to be incurred in completing the acquisition and in achieving synergies, potential divestitures and other strategic options; and
-	risks and other factors cited in the company’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

About The Manitowoc Company, Inc.
The Manitowoc Company, Inc. is a diversified, multi-industry, capital goods manufacturer with 104 manufacturing and service facilities in 22 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

For more information:
Carl J. Laurino
Senior Vice President
& Chief Financial Officer
920-652-1720